Exhibit 10.7

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on the 2nd day of  January 2021.

BETWEEN:

(1)	Twenty20 Energy Systems Pte. Ltd. (Registration No. 201425478K), a company duly incorporated under the laws of Singapore and having its registered office at 3 Phillip Street, #19-01 Royal Group Building, Singapore 048693 (the “Employer”); and

(2)	James Herbert Schnieders (USA Passport No. ) of (the “Employee”).

IT IS AGREED that the Employer shall employ the Employee as President and the Employee shall perform the duties and responsibilities of such office on the terms and conditions of this Agreement.

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, except to the extent that the context requires otherwise:

“IRAS” means the Inland Revenue Authority of Singapore;

“Group Companies” means collectively the Company and its related corporations, within the meaning of the Companies Act (Cap. 50), and “Group Company” shall be construed accordingly;

“Manager” is defined in Clause 2.2;

“Parties” means the parties to this Agreement, and “Party” means any one of the Parties; and

“SGD” means the lawful currency of the Republic of Singapore from time to time.

“USD” means the lawful currency of the United States of America from time to time.

1.2.	Expressions in the singular shall include the plural and in the masculine shall include the feminine and vice versa and references to persons shall include corporations and vice versa.

1.3.	References to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended or re-enacted or as their operation is modified by any other statute or statutory provision (whether before or after the date of this Agreement) and shall include any provisions of which they are re-enactments (whether with or without modification) and shall include subordinate legislation made under the relevant statute.

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1.4.	References to Clauses and Schedules are references to the clauses of and schedules to this Agreement.

1.5.	The headings used in this Agreement are inserted for convenience only and shall not affect its construction or interpretation.

2.	EMPLOYMENT

2.1.	The Employer hereby employs the Employee and the Employee hereby agrees to be employed as President of the Employer on the terms and conditions of this Agreement.

2.2.	The Employee shall report directly to his immediate manager as appointed or such other person as directed by the Employer from time to time (the “Manager”). The Employee shall direct any question he may have in relation to his employment or performance, in the first instance, to the Manager.

3.	COMMENCEMENT DATE

3.1.	The employment of the Employee shall commence on 1 March 2021 or other such date to be agreed in writing between the Parties, and will continue unless and until it is terminated in accordance with Clause 14.

3.2.	The Employee shall be required to serve a probation period of 6 months. The Employer will confirm the Employee’s continued employment in writing upon the Employee’s completion of the probation period to the satisfaction of the Employer.

4.	DUTIES AND RESPONSIBILITIES

4.1.	The Employee’s duties and responsibilities include, but are not limited to, the Job Description as set out in Schedule A. The Employee shall faithfully, to the best of his skill, knowledge and ability, with due care and diligence, and always in the best interest of the Employer and its Group Companies, discharge these duties and responsibilities, along with the following general duties and responsibilities:

4.1.1.	undertake and carry out all duties and responsibilities which the Employer or the Manager may from time to time assign to him, notwithstanding that such duties and responsibilities may not be within the scope of his normal duties and responsibilities;

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4.1.2.	obey and comply with all the Employer’s internal control systems, orders, directions, rules, regulations, limits of authority, practices, policies and procedures, whether expressed or implied, from time to time in force;

4.1.3.	comply with the applicable laws, rules, regulations and industry codes of practice relevant to his position, duties and responsibilities in all territories where the Employer carry on its business or where he performs duties and responsibilities assigned to him by the Employer;

4.1.4.	conduct himself with integrity and in a professional and dignified manner in all dealings with the Employer, and the Employer’s and its Group Companies’ consultants, employees, clients and suppliers; and

4.1.5.	use all reasonable endeavours to promote and protect the Employer’s and its Group Companies’ interests.

5.	PLACE OF WORK

5.1.	The Employee’s place of employment shall be in Singapore or such other place or within the Asia Pacific region as the Employer may reasonably determine from time to time during the term of this Agreement.

5.2.	The Employee acknowledges and agrees that, for the proper performance of his duties and responsibilities, the Employer shall have the discretion to do the following at any time:

5.2.1.	transfer the Employee from one assignment to another;

5.2.2.	transfer the Employee to any of the Company’s subsidiaries and/or associate companies;

5.2.3.	require that the Employee work at any of the offices of the Company and/or its subsidiaries and/or associate companies.

5.2.4.	require the Employer to travel extensively and/or over extended periods of time.

6.	HOURS OF WORK

6.1.	The Employee’s usual working hours shall be from 9:00 a.m. to 6:00 p.m., Monday to Friday. During a full work day, the Employee shall be entitled to a 1-hour long rest period, which shall be taken in whole or in part at such time(s) as shall be agreed between the Employer and the Employee.

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6.2.	The Employee may also be required to work additional hours, beyond usual working hours s may be necessary for the proper performance of his duties and responsibilities.

7.	REMUNERATION PACKAGE

7.1.	Base Salary

7.1.1.	The Employer shall pay the Employee a base monthly salary of USD 30,000.00, which shall be credited to the Employee’s nominated bank account on the last day of each calendar month in arrears.

7.1.2.	Any fees including but not limited to bank fees associated with international transfer or currency exchange (if the Employee requests payment in a currency other than that stated within the Agreement) in relation to any payment made to the Employee under this Agreement shall be borne by the Employee.

7.1.3.	The Employer and the Employee hereby acknowledge and agree that the base monthly salary has been calculated to compensate the Employee for all usual and additional hours that the Employee may be required to work and all duties and responsibilities that the Employee is required to perform under this Agreement.

7.1.4.	The Employee shall not be entitled to be paid at any additional penalty rates, overtime rates, allowances or loadings, unless so required by the law or with the prior written approval of the Employer.

7.2.	Variable Performance Bonus

7.2.1.	The Employee may be awarded a variable performance bonus payment on a discretionary basis as determined by the Employer each year.

7.2.2.	The Employer and the Employee hereby acknowledge and agree that the absolute amount of the variable performance bonus to be awarded is solely at the discretion of the Employer and is dependent on the Employer’s performance as well the Employee’s individual performance, as set out in the Performance Management Policy (as amended from time to time)

7.2.3.	As at the date of this Agreement, the Employee’s target variable performance bonus is four (4) times the Employees monthly base salary (Target Bonus).

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Explanation:

The Target Bonus is for “Strong” performance of 100% on annual performance review. The amount of bonus payable can slide from 0 to 125% based on the Manager’s rating, and contingent on the provision of the Employer reaching 75% of its stated objectives.

Full details of the criteria are set out in the Performance Management Policy.

7.3.	The Employee’s remuneration package as set out in this Clause 7 shall be subject to review by the Employer on a yearly basis.

7.4.	The payment of the Employee’s remuneration package shall, where applicable, be subjected to statutory deductions and/or withholding as required by the relevant legislation (e.g. Central Provident Fund contributions for an employee who is a Singapore citizen or Permanent Resident, or Singapore withholding tax for an employee who is not a Singapore citizen or Permanent Resident).

7.5.	Reimbursement of Personal Income Tax

7.5.1.	The Employer shall bear the cost of all personal income taxes applicable to the Employee’s gross annual remuneration payable in Singapore, or other location as necessary based on Employees assigned work location in Asia Pacific, as assessed annually by IRAS, or the relevant taxation authority.

7.5.2.	The Employee shall, with support of Employer as may reasonably be requested, do all of the following in order to be eligible to be reimbursed for his personal income tax:

(a)	file his annual income tax return in compliance with IRAS’ regulations;

(b)	claim any allowable deductions;

(c)	apply for a GIRO Instalment Plan for payment of his personal income tax with IRAS; and

(d)	provide the Employer with a copy of his IRAS Notice of Assessment and GIRO Instalment Plan as soon as practicable.

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7.5.3.	The Employer shall pay the Employee the amount of personal income taxes payable under the GIRO Instalment Plan on a monthly basis to the Employee’s bank account one month in advance. For the avoidance of doubt, the monthly payment for a particular shall be paid together with the Employee’s monthly base salary for the preceding month. Notwithstanding the foregoing, the Parties may make alternative arrangements necessary such that the Employer will bear the cost of all personal income taxes payable by the Employee.

7.5.4.	Save as provided for in this Clause 7.6, it shall be the Employee’s sole responsibility to ensure that income taxes are filed with and payments made to the relevant authorities in the respective countries, which may include the Employee’s home country, Singapore and any country where the Employee performs his duties and responsibilities.

8.	EXPENSES

The Employee shall be reimbursed for all out-of-pocket expenses reasonably and properly incurred by him in the performance of his duties and responsibilities under this Agreement and in accordance with the Employer’s guidelines and policies in respect of such expenditure in force at the date of the expenditure. Any expenditure made outside such guidelines and polices may not be reimbursed.

9.	BENEFITS

9.1.	Health Insurance

The Employee and his spouse shall be provided Health Insurance by the Employer covering inpatient, outpatient and medical evacuation, details of which are set out in the insurance policy which shall be made available by the Employer to the Employee upon the Employee’s request.

9.2.	Travel Insurance

The Employee shall be covered under Employer Travel insurance, details of which are set out in the insurance policy which shall be made available by the Employer to the Employee upon the Employee’s request.

9.3.	Laptop Computer

The Employee shall be provided with a laptop computer if the Employer deems it to be necessary for business purposes.

9.4.	Mobile Phone

The Employee shall be provided with a personal mobile phone including international service plan if the Employer deems it to be necessary for business purposes.

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9.5.	Expatriation and Repatriation Flights

The Employer shall provide the Employee with expatriation and repatriation flight tickets (business class with reasonable additional checked baggage) and reasonable travel expenses (meals, drinks, transit accommodation, airport taxes, if any) for each of the Employee and his spouse from the Employee’s point of hire; Kansas City, Missouri, USA, or other location within the Midwestern USA as may be reasonably agreed between Employer and Employee on commencement and termination of employment under this Agreement.

9.6.	Annual Home Leave Flight Tickets

The Employer shall provide the Employee with three (3) business class flight tickets annually from the Employee’s place of employment to Kansas City, Missouri, USA, or other location within the Midwestern USA as may be reasonably agreed between Employer and Employee from time to time. The Employee may elect to claim reasonable cash in lieu of any one (1) or all of the annual home leave flight tickets with the approval of his immediate supervisor.

9.7.	Housing Allowance

The Employer shall reimburse the Employee for accommodation of his choice in Singapore, the total cost of which shall be capped at SGD 5,000.00 per month (“Housing Allowance”). The Housing Allowance shall be reimbursed by the Employer, or alternately paid directly by Employer as may be mutually agreed, upon presentation of a valid Singapore tenancy agreement and be paid to the Employee in alignment with rental instalments due under the tenancy agreement.

9.8.	Transportation Allowance

The Employer shall provide the Employee with a Transportation Allowance for Singapore transportation, the total cost of which shall be capped at SGD 500.00 per month. The Transportation Allowance shall be reimbursed in accordance with the Employer’s expenses policies in force at the date of the expenditure.

9.9.	The Employer reserves the right to revise or terminate any benefit set out in this Clause 9 at any time at its sole discretion with the understanding that termination(s) of such benefits shall not prejudice Employees rights under Clause 15.2

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10.	LEAVE

10.1.	Annual Leave

The Employee shall be entitled to 20 business days of annual leave per calendar year.

Annual leave is to be taken at a time mutually agreed between the Parties and subject to the operational requirements of the Employer, provided that requests for annual leave at particular times will not unreasonably be refused. Requests for annual leave will be required in writing.

Annual leave shall accumulate at a rate of 1/12 of the annual entitlement at the end of each full calendar month of employment. Annual leave may be accumulated from year to year. No annual leave loading is payable.

On termination of employment, the Employee shall be paid any accumulated but unused annual leave as at the termination of this Agreement, less statutory deductions and/or withholding as required by the relevant legislation.

The Employer may direct the Employee to take annual leave on particular dates (e.g. annual shutdown periods or where the Employee has accrued but not used an excessive amount leave) including any period where the Employee is serving his notice period.

10.2.	Sick Leave

The Employee shall be entitled to paid sick leave* as follows:

10.2.1.	up to 14 days in each year if no hospitalisation is necessary; or

10.2.2.	up to 60 days in each year (including the 14 days in paragraph 10.2.1) if hospitalisation is necessary.

Any application for paid sick leave of more than 1 day must be accompanied by a medical certificate signed by a duly qualified doctor.

Sick leave may not be accumulated from year to year and any unused sick leave will not be paid at the termination of this Agreement.

*Note: Employees who malinger will face immediate termination of employment by the Employer.

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10.3.	Critical Illness Leave

The Employee shall be granted 2 consecutive days’ critical illness leave in any 1 year in the event of hospitalisation of his spouse, child(ren) or parents.

10.4.	Compassionate Leave

The Employee shall be granted 3 consecutive days’ compassionate leave in any 1 year in the event of the death of an immediate family member, i.e. spouse, child(ren), parents, parents-in-law and siblings.

10.5.	Public Holidays

The Employee shall enjoy all public holidays under the Holidays Act (Cap. 126) or gazetted as a public holiday, or in accordance with the laws of the country where he is working in or from.

11.	CONFIDENTIAL INFORMATION

11.1.	As a result of the Employee’s employment with the Employer, he may obtain, derive or create information belonging to the Employer or to the clients or Group Companies of the Employer which are not obtainable or circulated in the public domain, whether or not such information may amount to trade secrets (collectively, “Confidential Information”).

11.2.	Such Confidential Information may include, without limitation, financial data, business plans, marketing plans, technical data, product development, clients’ lists and employees’ lists, reports, studies, trade secrets, transactions, pricing, notes, programmes, know-how relating to the business or any of the Employer’s suppliers, agents, distributors, shareholders, management, Work Product (defined below), including information that is not marked confidential, in whatever form, including oral, written, tangible, or intangible, in paper, electronic or any other form.

11.3.	For the avoidance of doubt, the Employee hereby acknowledges that all Confidential Information is the property of the Employer and all Confidential Information and copies thereof shall be returned to the Employer upon request and, in any event, upon the termination of the Employee’s employment.

11.4.	The Employer expects all employees to keep such Confidential Information carefully guarded from any form of improper use and/or disclosure. The Employee shall at all times both during the continuance of this Agreement as well as after its termination:

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11.4.1.	keep all Confidential Information confidential. The Employee shall not whether directly or indirectly, provide, circulate and/or transmit, or cause to be provided, circulated and/ or transmitted, any copies of or any portion of Confidential Information to any person or entity other than the officers or employees of the Employer who reasonably need to have access to the Confidential Information for the purposes of their duties under their employment with the Employer; and

11.4.2.	not use any portion of Confidential Information for any purpose other than the performance of the Employee’s duties and obligations under this Agreement.

11.5.	In the event that the Employee discloses Confidential Information in accordance with Clause 11.4.1 or 11.4.2, the Employee shall procure that the recipient of the Confidential Information is bound by confidentiality obligations that are at least as strict as those set out in this Agreement, and does not use the same except for the purposes for which the disclosure is made.

11.6.	The Employee’s obligations in this Clause 11 shall remain in effect and shall survive the termination of this Agreement, except to the extent that:

11.6.1.	such Confidential Information becomes generally available to the public other than as a result of unauthorised disclosure by the Employee or persons to whom he has made the information available in breach of this Clause 11. For the avoidance of doubt, Confidential Information shall not be deemed to be generally available to the public merely because any part of the Confidential Information is embodied in general disclosures or because individual features, components, or combinations thereof are now or have subsequently become known to the public;

11.6.2.	such Confidential Information has been released by the Employer or such other relevant disclosing party to another person or entity without restriction; or

11.6.3.	such Confidential Information is required to be released by law, pursuant to an order of a court, provided that the Employee notifies the Employer in writing as soon as reasonably possible.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1.	In this Agreement, “Intellectual Property Rights” includes without limitation any patent, copyright, design right, trade mark, service mark, trade dress, trade name, goodwill, geographical indication, integrated circuit layout-design right, know-how, Confidential Information, trade secret, any application (whether pending, in process or issued) for any of the foregoing, any other industrial, intellectual property or protected right similar to the foregoing (whether registered, registrable or unregistered) in any country worldwide and in any form, media or technology now known as later to be developed.

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12.2.	The Employee hereby acknowledges and agrees that during his employment with the Employer, all processes, studies, flow charts, diagrams, devices, programmes, reports and other data, writings, tape recordings, computer programmes or any other works or materials, whether in paper, electronic or any other form, that are created, generated or developed by the Employee (whether alone or with any other person, and whether or not they are created, generated or developed by him during or outside of working hours, and within the Employer’s premises or otherwise) or which has been furnished by the Employer to him or which he has obtained as a result of his employment with the Employer (hereinafter referred to collectively as the “Work Product”), shall remain the property of the Employer.

12.3.	All Intellectual Property Rights subsisting in or in relation to any Work Product created by the Employee (whether alone or with any other person and whether or not it is created, generated or developed by him during or outside of working hours, and within the Employer’s premises or otherwise) during his employment with the Employer shall belong to the Employer exclusively upon creation, and he shall promptly record and disclose such Work Product to the Employer, and at the request and expense of the Employer do all things necessary or desirable to assign the rights to the Employer in relation to such Work Product.

12.4.	The Employee shall not at any time do or cause to be done any act of thing that in any way impairs or which may tend to impair the Employer’s ownership, title and/or interest in the Intellectual Property Rights or Work Product. Upon termination of the Employee’s employment in any manner provided herein, he shall cease to and desist from all use of the Intellectual Property Rights or Work Product.

12.5.	The Employee shall not do anything during the course of his employment that would in any way breach, violate or infringe any applicable laws, regulations, rules, directives, circulars, notices or directions relating to any/or governing the Intellectual Property Rights of any third parties. Without limitation to the foregoing, the Employee shall not download any material that infringes any Intellectual Property Rights, or use any unauthorised or infringing copies of software in the course of performing his duties.

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13.	EXCLUSIVITY AND CONFLICT OF INTEREST

13.1.	While employed by the Employer, the Employee is expected to devote his whole time and attention to the services of the Employer and shall not be engaged in any other business or occupation or be in any way connected with another business or company without the prior written consent of the Employer.

13.2.	The Employee shall declare all possible conflicts of interest and he shall not act in conflict of interest of the Employer, including being directly or indirectly engaged, concerned or interested in any other business or employment which is wholly or partly similar to or any way connected or in competition with the business carried on by the Employer and its Group Companies.

14.	WARRANTY

The Employee represents and warrants that he is not bound by or subject to any court order, agreement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

15.	TERMINATION OF EMPLOYMENT

15.1.	During the probation period, either Party may terminate this Agreement by giving to the other Party one (1) month’s notice in writing, or payment in lieu of such notice.

15.2.	After the probation period, either Party may terminate this Agreement by giving to the other Party three (3) months’ notice in writing or payment in lieu of such notice.

15.3.	During any notice period, the Employee shall continue to perform his duties and responsibilities in good faith and to the best of his abilities, while the Employer reserves the right to require the Employee (and if it does so the Employee shall agree) not to work for the Employer whether at the Employer’s premises or otherwise during the notice period. In the event that the Employer exercises this right:

15.3.1.	the Employee shall continue to be an employee of the Employer during the notice period, and he shall not be engaged in any alternative employment or activity with any other company, firm or person without the Employer’s prior written consent;

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15.3.2.	the Employee shall continue to comply with his obligations under this Agreement, where applicable; and

15.3.3.	the Employer shall continue to comply with its obligations under this Agreement, where applicable (including its obligations in relation to the Employee’s remuneration).

15.4.	The Employer may forthwith terminate this Agreement immediately without notice or payment in lieu of notice in the event:

15.4.1.	of the Employee’s wilful failure or negligence in the performance of his duties and responsibilities;

15.4.2.	of the Employee’s failure to improve his performance to the Employer’s satisfaction within a reasonable period after he has been warned of the improvement required and the consequences of a failure to improve as provided by Employer in writing;

15.4.3.	of the Employee’s breach of any material term of this Agreement;

15.4.4.	of the Employee’s commission of any act in breach of the Employer’s policies and procedures or applicable industry codes of practice or laws;

15.4.5.	the Employee is guilty of dishonesty, fraud, any criminal or statutory offence or gross, serious or persistent misconduct, in all cases whether or not in connection with or referable to his employment with the Employer;

15.4.6.	of his engagement or employment, in whatever capacity, in a business which is in competition with any business the Employer and/or its Group Companies are/is engaging in;

15.4.7.	the Employee commits an act of bankruptcy, become bankrupt or make any general arrangement or composition with his creditors;

15.4.8.	the Employee commits an act or omission, which in the opinion of the Employer, directly or indirectly bring discredit or disrepute to the Employer and/or its Group Companies;

15.4.9.	the Employee commits an act or omission which in the opinion of the Employer, directly or indirectly, would materially prejudice the business of the Employer and/or its Group Companies;

15.4.10.	the Employee is prohibited or cease to be permitted under any applicable law from working and/or living in Singapore, and the Employee cannot overcome such prohibition within a reasonable period of time to the satisfaction of the Employer; or

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15.4.11.	any other ground exists entitling the Employer to terminate this Agreement without notice at law.

15.5.	The Employee shall have no claim against the Employer for any damages or otherwise whatsoever by reason of termination of the Employee’s employment under this Clause 15 and no delay or forbearance by the Employer in exercising any such right of termination shall constitute a waiver of that right.

15.6.	The provisions of Clauses 11, 12 and 16 and any provision which is expressed or intended to operate or to have effect after the termination of this Agreement shall survive the termination of this Agreement. The termination of this Agreement shall be without prejudice to any other accrued rights or remedies of the Parties.

15.7.	Upon the termination of this Agreement, the Employee shall remove his possessions from the Employer’s premises and immediately deliver to the Employer all means of access to the Employer’s premises and all the Employer’s property including but not limited to Confidential Information and Work Product and copies thereof that are within the Employee’s possession, custody or control.

15.8.	In the event the Employer terminates this Agreement in accordance with Clause 15.2 and in connection with a Trade Sale during the 18-month period immediately after the probation period, the Employee shall be entitled to a severance package equivalent to [three (3) months] of the Employee’s monthly basic salary (the “Severance”). Notwithstanding the foregoing, no Severance under this Clause shall be paid out if the Employee has been awarded share options with a valuation of more than the value of Severance in accordance with the Management Share Option Plan established under Clause 7.3. For the purposes of this Clause, a “Trade Sale” refers to (a) a sale, lease or transfer of all or substantially all of the assets of the Employer or the ultimate holding company of the Group Companies, (b) a sale, transfer or other disposition of a majority of the issued share capital of the Employer or a majority of the voting power of the Employer; or (c) a merger, amalgamation or other business combination of the Employer with or into any other business entity in which the shareholders of the Employer immediately after such merger, amalgamation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

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16.	NON-SOLICITATION AND NON-COMPETITION

16.1.	During the Employee’s employment, the Employee will be dealing with the Employer’s and/or its Group Companies’ customers, clients, suppliers, agents, consultants and/or employees. The Employee hereby acknowledges that it is commercially important to the Employer that he is restricted in the way he deals with such persons following the end of his employment, and accordingly he agrees to the restrictions set out in this Clause 16.

16.2.	The Employee hereby undertakes that he will not (without the prior written consent of the Employer) for the period of 12 months immediately from the date of termination of this Agreement (the “Termination Date”), regardless of the reason for leaving:

16.2.1.	negotiate with, solicit business from or endeavour to entice away from the Employer or Group Companies the business of any person, firm, company or organisation who or which to the Employee’s knowledge is or was a customer, client, supplier or agent of the Employer or its Group Companies (or who had business dealings with the Employer or its Group Companies);

16.2.2.	either alone or jointly with or as an employee, agent, representative, director, shareholder or executive of any person, company or other entity, directly or indirectly carry on or be engaged or concerned or interested in any business which is in direct or indirect competition with the Employer or the Group Companies;

16.2.3.	solicit or endeavour to entice away from or discourage from dealing with the Employer or Group Companies or introduce or refer to a competitor of the Employer or Group Companies any person who before or after the Termination Date is a supplier to the Employer or Group Companies whether or not such person would commit a breach of contract by reason of leaving service or transferring business; and

16.2.4.	interfere with, solicit or endeavour to entice away from the Employer or Group Companies any person who to the Employee’s knowledge is and was, at the Termination Date an employee of the Employer or Group Companies.

16.3.	At no time after the Termination Date shall the Employee directly or indirectly represent himself as being interested in or employed by or in any way connected with the Employer or Group Companies other than as a former employee of the Employer.

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16.4.	If, during the course of the Employee’s employment or the period of 12 months immediately following the Termination Date, any third party makes him an offer of employment or a contract of services or any other contract which would or might involve him being in breach of any of the aforesaid restrictions, he shall promptly, and before accepting such offer, bring the terms of this clause to such third party’s attention.

16.5.	The Employee agrees that each of the restrictions set out in this Clause 16 represents a separate and independent restriction, shall be severally enforceable as such, and that such restrictions are reasonable in every respect. If for any reason whatsoever, any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer, such restriction or restrictions shall be severed from this Agreement without affecting the remainder of the other restrictions contained in this Clause 16 which shall remain in full force and effect.

16.6.	The Employee shall notify the Employer in writing at the commencement of his employment of any current restraints of trade that might affect his employment with the Employer. The Employee shall indemnify and keep the Employer indemnified should the Employer suffer or incur any losses, claims or demands as a result of the Employee’s failure to honour or abide by any such restraints.

17.	ENTIRE AGREEMENT

This Agreement including any schedules and annexures hereto contains the whole agreement between the Parties relating to the subject matter of this Agreement as at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes all previous negotiations, representations and agreements whether written or oral.

18.	General Terms and Conditions

18.1.	The Employee’s employment shall also be subjected to the general terms and conditions as contained in the prevailing human resources policies and procedures of the Employer to the extent that they are not inconsistent with the terms of this Agreement.

18.2.	All terms and conditions of the Employee’s employment may be modified from time to time in the Employer’s sole discretion.

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18.3.	The various provisions of this Agreement are severable and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had been deleted and the remaining provisions shall continue to be in full force and effect.

18.4.	No failure on the part of the Employer to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights and remedies (whether provide by any law or otherwise).

18.5.	The Employee hereby consents to the Employer’s collection, use and disclosure of his personal data for the management of his employment with the Employer and all matters that may arise therefrom, including but not limited to matters related to the Employee’s performance, evaluation, discipline or policy compliance.

18.6.	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any provision of this Agreement.

19.	Governing Law and Jurisdiction

This Agreement shall be governed by Singapore law and the Parties agree to submit to the non-exclusive jurisdiction of the Singapore courts.

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SCHEDULE A

Duties and Responsibilities

(President Job Description: the Duties and Responsibilities of the role will be jointly developed and agreed during the probation period and will be updated and revised as required from time to time and as mutually agreed)

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IN WITNESS WHEREOF this Agreement has been entered into on the day and year first above written.

SIGNED by	)
Director of	)
Twenty20 Energy Systems Pte Ltd	)
in the presence of:	)

/s/ Iain Deay
(Witness’ Signature)	(Signature)
Name: IAIN DEAY	Designation: Director
Address: 01-06 FERNHILL COURT
60 FERNHILL RD
SINGAPORE 259 117

SIGNED by	)
James Herbert Schnieders	)
in the presence of:	)

/s/ Iain Deay
(Witness’ Signature)	(Signature)
Name: IAIN DEAY
Address: 01-06 FERNHILL COURT
60 FERNHILL RD
SINGAPORE 259 117

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